EXHIBIT 10.7

EVANSVILLE

RIVERBOAT LANDING

LEASE

i

LEASE

THIS LEASE, made and entered into as of the 2nd day of May, 1995, by and between the CITY OF EVANSVILLE, INDIANA (“City”), acting by and through the Redevelopment Commission of the City of Evansville, organized and operating under IC 36-7-14 (“Commission”) and AZTAR INDIANA GAMING CORPORATION, an Indiana corporation (“Tenant”,

WITNESSETH THAT:

WHEREAS, in furtherance of the objectives of the Act, the Commission has undertaken and is carrying out a program for the redevelopment of slum and blighted areas in the City of Evansville; and

WHEREAS, in connection with the aforesaid redevelopment program, the Commission has undertaken and is carrying out in an area (hereinafter referred to as the “Project Area”) as described on Schedule A attached hereto, of the City of Evansville a redevelopment project (hereinafter referred to as the “Project”) designated and referred to as the Project by the adoption of a Declaratory Resolution on the 27th day of February, 1984 and of the Downtown Redevelopment Area Plan, as amended on September 20,1994; and

WHEREAS, the lease of the Project Area was authorized by the Commission by a Resolution approved on March 14, 1995, and was advertised for bid on March 16 & March 23,1995 by the Commission; and

WHEREAS, Tenant submitted a bid for the lease of the Project Area in connection with a proposal for the establishment of a riverboat gaming business to be conducted pursuant to the Indiana Riverboat Gambling Law of 1993 and the applicable regulations promulgated thereunder (the “Gambling Law”), which proposals included not only the leasing and redevelopment of the Project Area, but also the development of a hotel and other facilities on an ancillary site containing approximately 3.34 acres consisting of parts of two (2) city clocks bounded by First, Clark, Second and Ingle Streets (the “Ancillary Site”) and the operation of a riverboat gambling vessel (“Riverboat”) to be docked at the Leased Premises; and

WHEREAS, the proposal by Tenant and AZTAR CORPORATION (“Guarantor”) for such lease and other development and operation was reduced to an agreement between the City, the Commission and the Park and Recreation District of the City and Tenant and Guarantor, under the date of June 29,1994 entitled, and hereinafter referred to as, the “Project Agreement,” which is by this reference thereto incorporated herein as if contained herein:

NOW, THEREFORE, City (acting by and through the Commission) and Tenant enter into this Lease.

ARTICLE I.

LEASE OF THE PREMISES

Section 1.01. The Demise. City, for and in consideration of the rents, covenants and agreements hereinafter reserved, on the part of Tenant, its successors and assigns, to be observed and performed, has leased and demised, and by these presents does lease and demise unto Tenant, and Tenant, does hereby take and hire upon and subject to the conditions and limitations hereinafter expressed, the real estate described on Schedule A (the “Land”, which includes such portions of the Ohio River as therein described), together with any buildings and other improvements that may from time to time be erected or located thereon; said Land, buildings and other improvements being referred to hereinafter as the “Leased Premises”.

TOGETHER with all riparian rights, easements and other appurtenances thereunto belonging, to have and to hold the same, subject as aforesaid, unto Tenant, and, subject to the terms, covenants, agreements, provisions, conditions and limitations hereof, its successors and assigns, for an original term together with the options to extend the term as described in Article.

Section 1.02. Landlord’s Title. City represents and warrants that it is (or will be, at the effective date of this Lease) the fee simple owner of the Leased Premises free and clear of any and all encumbrances, except the following:

(a) Current taxes and assessments (if any) not delinquent as of the effective date of this Lease;

(b) Covenants, conditions, restrictions, reservations, agreements, easements and any rights of way of record as of the effective date of this Lease provided that such covenants, conditions, restrictions, reservations, agreements, easements and any rights of way do not unreasonably impair Tenant’s intended development and use of the Leased Premises;

(c) Boundary line disputes, overlaps, encroachments, easements and possessory interests which would be disclosed by an accurate survey or inspection of the Leased Premises;

(d) Zoning ordinances and other governmental restrictions affecting the use of the Leased Premises provided that such ordinances and restrictions do not unreasonably impair Tenant’s intended development and use of the Leased Premises;

(e) Drainage tiles, ditches, and waterways, and the rights of adjoining and downstream owners to the use and uninterrupted flow of any waterway which may cross the Land;

(f) Public streets, rights-of-way and highways existing as of the date hereof;

(g) All municipal city, county, and state laws and ordinances, regulations and restrictions applicable to and enforceable against the Leased Premises provided that such laws, ordinances, regulations and restrictions do not unreasonably impair Tenant’s intended development and use of the Leased Premises;

(h) The rights of the United States of American, the State of Indiana and the public generally relative to navigable waters, public easements between natural high and low water lines, and other uses of the Ohio River; and

(i) Terms and provisions of the redevelopment project as included in the Declaratory Resolution adopted by the Evansville Redevelopment Commission on the 27th day of February, 1984 and of the Downtown Redevelopment Area Plan, as amended on September 20, 1994.

The Leased Premises shall include all riparian rights and rights of access in and to the Ohio River that are appurtenant to the Land and City agrees to execute any easement or other document reasonably required to further evidence the inclusion within the Leased Premises of such riparian rights and rights of access in and to the Ohio River.

Tenant shall, at its expense, obtain a leasehold owner’s policy of title insurance (ALTA Leasehold Owners Policy-1992 or equivalent) issued by Chicago Title Insurance Company or another reputable title insurance company selected by Tenant (“Title Company”), insuring Tenant’s leasehold interest and showing marketable fee simple title in the name of the Landlord, subject only to the exceptions stated above or otherwise permitted by this Section 1.02 of this Lease (“Permitted Exceptions”), and deleting the standard or pre-printed exceptions not permitted under this Section 1.02, no later than the expiration of the Preliminary Term. Such policy may also insure (and be subject to) a Qualified Mortgagee as defined in Section 13.03 of this Lease. If the title insurance commitment issued prior to obtaining the foregoing policy discloses any exceptions to title (whether listed as “exceptions” or “requirements”) other than the foregoing Permitted Exceptions, City shall use commercially reasonable efforts to correct such exceptions or obtain title insurance satisfactory to Tenant against such exceptions prior to the expiration of the Preliminary Term, and the expiration of the Preliminary Term may be extended up to ninety (90) days for such purpose. If City is unable to correct such exceptions Tenant may, by written notice, waive such exceptions (which will thereby become Permitted Exceptions) and accept such title as City has or may cancel and terminate this Lease, in which latter event this Lease shall terminate and Tenant shall restore the Land to the condition existing on the date hereof if so directed by the City. City shall execute and deliver to Tenant a Lessor’s Affidavit in form reasonably acceptable to the Title Company and Tenant, making such representations regarding authority, possession, ownership, absence of mechanics liens or claims, and the like as are necessary to cause the Title Company to delete any exceptions that are not Permitted Exceptions. Tenant shall be entitled to obtain such endorsements as it or its Qualified Mortgagee shall request.

Section 1.03. Easements and Vacations. Tenant shall have the right to enter into any reasonable agreements with utility companies, the State of Indiana, the City and its agencies and departments (and others as may be appropriate upon prior consent of the City), either granting or vacating adjacent sidewalks, rights-of-way and air rights, or creating easements in favor of such entities as may in Tenant’s reasonable judgment be appropriate in order to facilitate the construction, use or operation of the Leased Premises as intended by this Lease, and City (in its capacity as owner of the fee interest in the Leased Premises), without cost to City, shall execute any and all documents, agreements and instruments, and take all other appropriate actions, necessary in order to effectuate the same.

Section 1.04. City’s Representations. City represents and warrants that:.

(a) City is a municipal corporation under the laws under the State of Indiana;

(b) The execution, delivery and performance by City of this Lease and the documents referred to herein are within the power of the City, have been authorized by all necessary action and do not contravene any provision of the laws, rules and regulations of the State of Indiana, its political subdivisions, and the United States, and all legal prerequisites for the execution and delivery of this Lease have been satisfied;

(c) This Lease and the documents and instruments referred to herein have been duly executed and delivered by City; and

(d) This Lease and the documents and instruments referred to herein constitute the valid and binding obligations of City.

Section 1.05. Quiet Enjoyment; City Default. Upon paying the Rental, Impositions and other charges to be paid by Tenant as herein provided, and observing and performing the covenants, agreements and conditions of this Lease on its part to be kept and performed, subject to the Permitted Exceptions, Tenant shall quietly have and enjoy Leased Premises during the Preliminary Term, the Original Term and any Extended Terms, without hindrance, interference, or molestation of any sort. Upon default by City in any covenant, agreement or condition of this Lease on its part to be kept, Tenant shall, after thirty (30) days’ written notice to City (or such shorter notice, if any, as may be reasonable in the case of an emergency), Tenant shall be entitled to pursue any and all remedies available to it at law or in equity, including, without limitation, the right of specific performance of City’s obligations under this Lease, and including the right, at Tenant’s discretion and election, to terminate and cancel this Lease in the event of the interruption of Tenant’s possession and quiet enjoyment. Upon any such termination and cancellation, Tenant shall surrender the Leased Premises and shall have no further obligation to pay Rental hereunder from and after the date of such termination and cancellation.

ARTICLE II.

THE DEMISED TERM

Section 2.01. The Preliminary Term. The “Preliminary Term” of this Lease shall commence on the date of execution of this Lease and shall terminate on the date when its license to conduct riverboat gaming operations (the “License”) is issued to Tenant pursuant to the Gambling Law. During the Preliminary Term, Tenant shall be entitled to rent-free occupancy of the Land for the purpose of preparing the same (including without limitation excavation, grading, leveling and other site work) for the construction of the improvements necessary for the use of the Land as a site for docking, loading and unloading the Riverboat. If for any reason whatsoever Tenant fails to receive the License on or before November 24, 1995. Tenant shall restore the Land to the condition existing on the date hereof if so directed by the City. All provisions of this Lease other than the payment of rent shall be applicable during the Preliminary Term.

Section 2.02. The Original Term. The initial operating term of this Lease shall be for a period of approximately ten (10) years, commencing on the date of issuance of the License and ending on the last day of the 120th month thereafter which term shall be referred to hereinafter as the “Original Term”.

Section 2.03. The Extended Term(s). If Tenant shall comply with each of the terms, provisions and conditions of this Lease so that at the end of the Original Term there is no uncured Event of Default of Tenant hereunder, Tenant shall have the right and option to extend the term of this Lease for an additional term of five (5) years. If Tenant shall comply with each of the terms, provisions and conditions of this Lease so that at the end of the first extended term there is no uncured Event of Default of Tenant hereunder, Tenant shall have the right and option to extend the term of this Lease for an additional extended term of five (5) years. If Tenant shall comply with each of the terms, provisions and commitments of this Lease so that at the end of the second extended term there is no uncured event of default of Tenant hereunder, Tenant shall have the right and option to extend the term of this Lease for an additional and final term of five (5) years. Such extended term or terms may be referred to hereinafter as the “Extended Term” or the “Extended Terms”.

Section 2.04. Exercise of Option to Extend. The options to extend the term of this Lease shall be deemed to be automatically exercised unless Tenant shall give City notice of the relinquishment of such option and all succeeding options in the manner hereinafter specified for notices at least one (1) year prior to the expiration of the Original Term or prior Extended Term, as the case may be. The failure of Tenant to give such notice within the time limited shall cause such option to be automatically exercised and this Lease shall continue in full force and effect for the succeeding Extended Term. The giving of notice of the relinquishment of an option to extend the term at least one (1) year prior to the expiration of the preceding term shall cause such Extended Term and any succeeding Extended Terms to lapse and become null and void and of no further force or effect, and this Lease and all rights of Tenant hereunder shall expire and terminate as of the end of the Original Term or Extended Term, as the case may be.

Section 2.05. The Demised Term. The Preliminary Term and the Original Term, together with any Extended Term or Terms, the option for which is exercised, may be collectively referred to hereinafter as the “Demised Term”.

Section 2.06. Use of Leased Premises. Tenant will use the Leased Premises solely for the purpose of developing and operating a riverside docking and access site and related facilities for the operation of the Riverboat pursuant to a license to conduct a riverboat gaming operation in Vanderburgh County, Indiana issued to Tenant by the Indiana Gaming Commission in accordance with the Gambling Law, all as set forth in the Project Agreement. Tenant shall use the Leased Premises in the manner described in the Project Agreement and as further set forth herein. Tenant shall perform each and all of the obligations of the “Developer” as set forth in the Project Agreement within the time limits for such performance as set forth therein. To the extent not already completely performed or rendered moot as of the date hereof, City shall observe, and where appropriate perform, each and all of the obligations of the “Local Government” as set forth in the Project Agreement. Although all of the terms, conditions and provisions of the Project Agreement are incorporated herein by this and other references thereto in this Lease, the terms thereof shall not be deemed merged herein, but shall survive the execution of this Lease and continue in full force and effect to the extent that the same are not inconsistent with the terms of this Lease.

ARTICLE III.

CONDITION OF THE LEASED PREMISES

Section 3.01. Inspections. Tenant has heretofore caused the Leased Premises to be thoroughly investigated and inspected with respect to its environmental condition and the suitability of the Leased Premises for construction and development of the Project, including inspections and testing of subsurface and soil conditions (and including similar investigation of the Ancillary Site). Tenant has determined that the Leased Premises and the Ancillary Site are free from any “Hazardous Material” as hereinafter defined and do not include any regulated wetlands or habitats for endangered or other protected species or archaeologically significant areas. Tenant has determined that the Land (and the Ancillary Site), including subsurface soils, is suitable and will continue to be suitable for construction, support, operation and maintenance of the Project and all of its improvements and meets all governmental standards for the construction, operation and maintenance of the Project. Tenant hereby accepts delivery of possession of the Leased Premises in their present condition.

ARTICLE IV.

RENT

Section 4.01. Rent Schedule. Tenant hereby agrees to pay to City a percentage of the Adjusted Gross Receipts (“AGR”) as defined in the Gambling Law (the “Percentage Rent”), but not less than the guaranteed minimum annual rental, for each year of the Demised Term as set forth in Schedule 4.01 attached hereto (the “Rent Schedule”).

Section 4.02. Use of Term “Lease Year”. Except as otherwise expressly provided hereinafter, the use of the term “Year” or “Lease Year” in this Lease shall refer to a period commencing July 1 and terminating as of the end of the last day of June of the succeeding year, the first complete such Year or Lease Year to commence July 1, 1995, and to terminate as of the end of June, 1996. In the case of partial Lease Years that may exist if this Lease is terminated at a date other than its normal expiration date, or if Tenant should commence riverboat gaming operations prior to July 1, 1995, the Adjusted Gross Receipts bases against which Percentage Rent is to be paid shall be reduced proportionate to the duration of the partial Lease Year in relation to a full Lease Year on a per diem basis.

Section 4.03. Maintenance of Records. Tenant shall keep at a location in Evansville, Indiana, a permanent, accurate set of books and records of all Adjusted Gross Receipts (as defined in the Gambling Law) from its operations conducted at or from the Leased Premises and the Riverboat operations during the Demised Term. Such pertinent records shall include, without thereby being limited to, all records reflecting total Gross Receipts received by Tenant from the operation of the Riverboat and all proper deductions therefrom. Such records shall include a copy of all state wagering tax returns and all other similar tax returns and all portions of, and schedules to, all federal and state income tax returns, gross income tax returns, and adjusted gross income tax returns pertinent to the determination of Adjusted Gross Receipts that Tenant or any sublessees, licensees, concessionaires or other operators of the Riverboat whose receipts constitute AGR may have filed. All such pertinent records will be maintained for a period of at least three (3) years after the expiration of each Lease Year and, upon three (3) days’ prior written notice to Tenant by City, shall be made available to City and its agents or auditors at any time during said period during ordinary business hours for examination and review.

Section 4.04. Annual Sales Statements. On or before ninety (90) days after the expiration of Tenant’s fiscal year, Tenant shall deliver to City, at the place where rent is payable, a complete statement, duly certified by a reputable firm of independent Certified Public Accountants approved by City, showing in reasonable detail the amount of Adjusted Gross Receipts derived from the operation of the Riverboat during the preceding Lease Year. At the same time as such statement is delivered to City, Tenant shall pay to City any Percentage Rent that such statement shows to be due in excess of all rents theretofore paid for the Lease Year, or City shall credit Tenant against the next rental payable hereunder if such report shall show that the rental for the Lease Year was overpaid. Such annual statement shall be delivered to City even if such statement shows that there is no additional Percentage Rent due City. City shall not refuse to approve any firm of Certified Public Accountants without reasonable cause.

Section 4.05. Audit of Annual Statements. In the event that City is not satisfied with the statement submitted by Tenant pursuant to Section 4.04, City shall have the right to make a special audit, by a reputable firm of independent Certified Public Accountants selected by City, of the books and records hereinbefore required to be made and preserved by Tenant. If (after consultation by City’s auditors with Tenant’s accountants) such audit shall show a deficiency in reported Adjusted Gross Receipts for the period covered in excess of Fifty Thousand Dollars ($50,000.00), Tenant shall reimburse City for all costs incurred in connection with such audit. If such audit shall show any deficiency in the amount of payment of Percentage Rent by Tenant to City, the amount of such deficiency in Percentage Rent shall be payable to City within ten (10) days after the date of completion of such audit. If such audit should show that Percentage Rent for the period was overpaid, Tenant may credit the amount of such overpayment against the next installment(s) of Rental.

Section 4.06. Additional Financial Reports. In addition to the annual sales statement to be provided by Tenant pursuant to Section 4.04, within thirty (30) days after the end of each calendar quarter, Tenant shall deliver to City the following financial information, certified by the chief executive officer or the chief financial officer of Tenant with respect to the Project:

•	number of patrons (whether or not admission is paid)

•	statistics on distance travelled by patrons

•	number of employees at the end of each quarter

•	statistics on each goal outlined in Exhibit 6 to the Project Agreement

•	total capital investment to date

•	average wages paid overall, at supervisor/manager level and at director/vice president level

•	fringe benefits as a percentage of wages paid, including a list of such benefits

•	number of employees that reside in 4th and 6th wards of the City, including job classification data

•	number of internal promotions

•	amount spent with local suppliers on construction and total dollars spent

•	amount spent with local suppliers on operations/vending and total dollars spent

•	total quarterly marketing expenses

Section 4.07. Non-Confidentiality of Statements and Audits. Tenant recognizes that City is a public agency and, therefore, cannot agree to hold in confidence all sales figures and other information obtained from Tenant or by an inspection and audit of Tenant’s books and records.

Section 4.08. Relationship of Parties. Neither the provisions herein set forth for the computation of Percentage Rent, nor any one or more agreements herein contained, is intended, nor shall the same be deemed or construed, to create a partnership between City and Tenant, to make them joint venturers, nor to make City in any way responsible for the debts or losses of Tenant.

Section 4.09. Definition of Rental. The term “Rental” as used in this Lease shall be deemed to refer to and include both Minimum Guaranteed Rent and Percentage Rent as well as any required payment designated as additional rent or rental.

Section 4.10. Place of Payment. All Rental reserved herein shall be payable to City of Evansville Redevelopment Commission in care of the City Controller, City of Evansville, 300

Civic Center Complex, N.W. Martin Luther King, Jr. Boulevard, Evansville, Indiana 47708. City reserves the right to change the method and place of payment of Rental by notice given to Tenant in the manner hereinafter provided.

ARTICLE V.

IMPOSITIONS

Section 5.01. Obligation of Payment. Tenant covenants and agrees to pay (except as provided in Section 5.02 hereof) all real estate taxes, assessments and other governmental charges, general and special, including assessments or public improvements or benefits, which shall during the Demised Term be laid, assessed, levied or imposed upon or become due and payable or a lien upon the Leased Premises or any part thereof, and any and all levies, taxes or other charges imposed upon the Leased Premises or the Rental payable hereunder or otherwise which are imposed as a substitute for general property taxes or are specially designated to produce funds for general property tax relief, whether imposed in the form of a tax or imposition upon City or Tenant, all of which taxes, assessments, levies and other governmental charges shall hereinafter be referred to as “Impositions”.

Section 5.02. Limitations and Forms of Taxation. Nothing in this Lease contained shall require Tenant to pay any income or excess profits taxes assessed against City, or municipal, state or federal capital levy, estate, succession, inheritance or transfer taxes of City or any successor owner of the fee of the Leased Premises, or corporation franchise taxes imposed upon any corporate owner of the fee of the Leased Premises; provided, however, that,

(a) if at any time during the term of this Lease, the methods or scope of taxation prevailing at the commencement of the term hereof shall be altered or enlarged so as to cause the whole or any part of the taxes, assessments, levies, charges, or any other Imposition now or hereafter levied, assessed or imposed on real estate and the improvements thereon to be levied, assessed and imposed, wholly or partially as a capital levy, or otherwise, on the rents received therefrom, or

(b) if by reason of any such alteration or enlargement of the methods or scope of taxation, any tax, corporation franchise tax, assessment, levy (including but not limited to any municipal, state or federal levy), charge or any other Imposition, or any part thereof, shall be measured by or based in whole or in part, upon the Leased Premises, or the value thereof, and shall be imposed upon City, then all such taxes, assessments, levies, charges or other Impositions, or the part thereof so measured or based, shall be deemed to be included within the term “Impositions” for the purposes hereof, to the extent that the same would be payable if the Leased Premises were the only property of City subject thereto, and Tenant shall pay and discharge the same as herein provided in respect of the payment of any other Imposition.

Section 5.03. Installment Payments. If, by law, any such Imposition is payable, or may at the option of the taxpayer be paid, in installments (whether or not interest shall accrue on the unpaid balance of any such Imposition paid in installments), Tenant may pay the same together with any accrued interest on the unpaid balance of such Imposition in installments as the same become due.

Section 5.04. Proration and Adjustment. Any Imposition relating to a fiscal period of the taxing authority, a part of which period is included within the Demised Term and a part of which is included in a period of time before or after the Demised Term, shall be adjusted as between City and Tenant so that City shall pay that proportion of any such Imposition which relates to any part of the fiscal period for which such Imposition is made that is included in the period of time either before or after the Demised Term, and Tenant shall pay that portion of any such Imposition which relates to that part of the fiscal period within the Demised Term, whether payment of such Imposition is required during the Demised Term or thereafter.

Section 5.05. Contests. Tenant shall have the right to contest the amount or validity of any Imposition imposed or sought to be imposed upon the Leased Premises or Tenant’s leasehold estate therein by appropriate legal proceedings, but this shall not be deemed or construed in any way as relieving Tenant of its covenant to pay any such Imposition. City will join in any such proceeding to the extent necessary to permit Tenant to properly prosecute the same, provided, however, that City shall not be subjected to any liability for the payment of any costs or expenses in connection with any such proceedings brought by Tenant, and Tenant shall indemnify and hold City harmless from any such costs or expenses. In the event of any such proceeding by Tenant to challenge the amount or validity of any such Imposition, Tenant shall either pay the Imposition and prosecute the proceedings for the purpose of obtaining a refund of such Imposition or a portion thereof, or Tenant shall provide City either with a bond, collateral or a personal guarantee of a responsible party approved by City sufficient to cover all costs and expenses incurred or to be incurred in connection with such proceedings and to assure the full payment of such Imposition and any penalties, interest or delinquency charges that may be imposed thereon in the event that the proceedings instituted by Tenant are concluded unsuccessfully.

Section 5.06. Taxation of City Property. Tenant acknowledges that the leasehold estate of Tenant in the Leased Premises is taxable as the property of Tenant as real estate under the terms of IC 6-1.1-10-37. Tenant agrees not to apply for exemption of Tenant’s leasehold interest in the Leased Premises from taxation on the basis of City’s fee simple ownership of the Leased Premises.

Section 5.07. Personal Property Taxes. During the entire Demised Term, Tenant shall pay all property taxes due and payable upon its personal property located in, on or about the Leased Premises and in, or about, the Riverboat and the Ancillary Site.

Section 5.08. No Tax Abatement. Tenant agrees not to apply for any abatement of real property or personal property taxes on the Leased Premises, the Ancillary Site, the Riverboat

or any improvements, fixtures, equipment or other personal property located thereon or used in connection therewith.

ARTICLE VI.

CONSTRUCTION OF IMPROVEMENTS

Section 6.01. Mechanics’ Liens. Tenant shall pay all sums justly due to the contractors, sub-contractors, materialmen, laborers, engineers, architects or other persons, firms or corporations rendering services or furnishing material for the construction of improvements on the Leased Premises. Tenant shall not suffer or permit any mechanic’s lien to be filed against the Leased Premises or any part thereof or interest therein by reason of any work, labor, services or materials supplied to Tenant or anyone holding the Leased Premises or any part thereof through or under Tenant. If any mechanic’s lien or claim or notice thereof shall at any time be filed against the Leased Premises, Tenant shall cause the same to be discharged of record within thirty (30) days after the date of Tenant’s first knowledge of the filing of same. In the event that Tenant believes that it has a valid defense to any such claim of lien which it desires to assert, Tenant may make such defense upon delivery to City of an undertaking sufficient to indemnify City against any losses, costs, expenses or damages in connection therewith with such collateral as City may approve. If Tenant shall fail to discharge and cause the release of such mechanic’s lien within such period, or to provide satisfactory indemnification to City, then, in addition to any other right or remedy of City, City may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit in court, or by giving security in such other manner as is, or may be, prescribed by law. Any amount paid by City for any of the aforesaid purposes, together with all legal fees and other expenses of City, including the cost of employment of special counsel to defend against any such claim, or otherwise incurred by City in procuring the discharge of such claimed lien, with all necessary disbursements in connection therewith, together with interest thereon at a rate that is four hundred (400) basis points higher than the rate of “prime interest” during the period of the default as published in The Wall Street Journal, (the “Default Rate”) from the date of payment to the date of reimbursement, shall be repaid by Tenant to City upon demand, and if unpaid may be treated as additional rent. Nothing herein contained shall be treated as consent or agreement on the part of City to subject City’s fee simple title in and to the Leased Premises to any liability for claims of contractors, subcontractors, materialmen, laborers, engineers, architects or other persons, firms or corporations rendering services or furnishing materials for any improvements located upon and forming a part of the Leased Premises or for any repair, maintenance, restoration, change or alteration of any such improvements.

ARTICLE VII.

UTILITIES AND SERVICES

Section 7.01. Use Charges. Tenant shall pay all charges for steam, water, gas, telephone, electricity, sewer service and other utility and communications services rendered or used on or about the Leased Premises and all charges for refuse or garbage collection and disposal made in respect of the Leased Premises and the Riverboat and the Ancillary Site and shall indemnify and hold City harmless from any charges, claims, costs or expenses in connection with any such services.

Section 7.02. Suppliers of Utility Services. The obligations of Tenant under the terms of this Article VII shall not be affected, limited or reduced by reason of the fact that any of the utility and communications services or other services referred to herein may at any time be provided by the City of Evansville, or any agency or public trust controlled, operated or otherwise associated with the City of Evansville, or by any other governmental agency. To the extent City regularly supplies any such utility services or commodities (e.g., water or sewer services) in the geographical area where the Leased Premises are situated, City shall make such services or commodities available to Tenant. City shall charge Tenant for such services or commodities as may be provided by City only such fees as City charges similar users of such services or commodities under similar conditions.

ARTICLE VIII.

CASUALTY INSURANCE

Section 8.01. Required Coverage. Tenant shall, during the entire Demised Term, at Tenant’s own cost and expense, keep the buildings and any other improvements at any time located upon the Land forming a part of the Leased Premises, including all equipment in or appurtenant to the Leased Premises essential to the operation and maintenance of the buildings (as distinguished from equipment for operation of the business conducted therein) and all alterations, changes, additions or improvements thereto, insured for the mutual benefit of City and Tenant against loss or damage by fire (with all-risk extended coverage) and, on demand of City, such other insurance then procurable on commercially reasonable terms as City reasonably may deem necessary for the protection of its interest in the Leased Premises and shall demand of Tenant, in an amount equal to the full replacement value thereof with deductible provisions if desired of not more than Two Hundred Fifty Thousand Dollars ($250,000).

Section 8.02. Approved Insurors. All such policies shall be taken in such companies which are authorized to do business in the State of Indiana having an A.M. Bests Rating of “A” or better with a financial size rating of “XII” or higher or, if such company is not rated by A.M. Bests, then having a substantially similar or better rating by another reputable rating company, as Tenant shall select or such other companies as City shall approve, and such insurance shall be in a form satisfactory to City.

Section 8.03. Use of Proceeds. The proceeds of any and all policies of insurance upon the Leased Premises at any time issued under this Article VIII shall be used as a trust fund toward the repair, reconstruction, building or rebuilding of such buildings or improvements and, to that end, all such policies of insurance shall provide that loss, if any, shall be paid to a national bank having its principal office in the City of Evansville, Indiana, designated by Tenant as trustee of said insurance (hereinafter referred to as the “Insurance Trustee”) which is hereby made trustee for the parties hereto and the holder of any Qualified Mortgage (as defined in Section 13.03) of Tenant’s leasehold interest in the Leased Premises for that purpose, and said Insurance Trustee is hereby given an insurable interest in the Leased Premises to that extent. It is mutually agreed that all insurance monies collected upon any policies covering any buildings or improvements at any time located upon the Leased Premises shall be paid over to the Insurance Trustee and shall be held by it and applied as hereinafter provided. Further, Tenant shall deposit with the Insurance Trustee an amount equal to the deductible portion of such loss, which deposit shall thereafter be considered a part of the insurance proceeds. If the Demised Term should expire prior to completion of such repair or restoration, all such proceeds shall be paid over to City free of any claims thereto of Tenant or any mortgagee of Tenant’s leasehold interest.

Section 8.04. Policies. All such policies of insurance shall be made out in the name of City, Tenant, and any Qualified Mortgagee, as their interests may appear, and shall provide that the loss thereunder shall be payable to the Insurance Trustee. Duplicate copies of the policies, certified by the insurer to be true and complete, shall be delivered to the Insurance Trustee and be held by it as additional security for Tenant’s covenants and agreements herein contained. Duplicate copies of each such policy, certified by the insurer to be true and complete, shall also be delivered to City and to any Qualified Mortgagee. Tenant further covenants and agrees to pay the reasonable charges of the Insurance Trustee for its services hereunder. If Tenant shall at any time fail or neglect to comply with these covenants herein contained relating to the procuring or keeping of insurance, then City may, at its option, subject to the provisions of this Lease, insure the buildings and improvements on the Leased Premises and take out the insurance as herein provided. Any costs and expenses incurred by City in connection with procuring or maintaining any such insurance coverage shall be reimbursed to City by Tenant immediately upon demand as additional rent with interest at the Default Rate. If at any time the policies or any of them delivered to the Insurance Trustee shall not be in a company approved by City and any Qualified Mortgagee, Tenant shall replace such policies for other insurance approved by City and such Qualified Mortgagee, and in default of so doing, City or said Qualified Mortgagee may, at the option of either, replace any of said policies with other insurance approved by them and Tenant agrees to pay the premiums thereon promptly when notified of such change in insurance. Each policy of such insurance shall provide that the same may not be cancelled or reduced in coverage without thirty (30) days’ advance written notice to City and any Qualified Mortgagee of Tenant’s leasehold interest in the Leased Premises.

Section 8.05. Collection of Proceeds. The Insurance Trustee shall not be responsible for the collection or non-collection of any insurance money in any event but only for such insurance money and any additional funds as shall come into its hands. City, Tenant, any

Qualified Mortgagee of Tenant’s leasehold interest in the Leased Premises and any other person having an interest under any such insurance policy shall cooperate with and aid the Insurance Trustee in collecting any and all insurance money and will execute and deliver as requested by the Insurance Trustee any and all proofs, receipts, releases and other documents and writings whatsoever which may be necessary or proper for such purpose. In the event that any person having an interest under any such insurance policy shall fail or neglect so to cooperate or to execute, acknowledge and deliver any such instrument, the Insurance Trustee may, as the agent or attorney-in-fact of any such person, execute and deliver any proofs of loss or any other instruments as may seem desirable to the Insurance Trustee for the collection of such insurance monies, and all such persons having obtained an interest in any such insurance policy shall be deemed to have irrevocably nominated, constituted and appointed the Insurance Trustee its proper and legal attorney-in-fact for such purpose.

Section 8.06. Renewal Policies. Not less than ten (10) days prior to the expiration of any policy or policies of insurance as required hereunder, Tenant shall provide renewal or replacement of such coverage. Not less than ten (10) days prior to the expiration of any such policy or policies, Tenant shall provide the Insurance Trustee and the City a binder indicating commitments to renew or replace such policy or policies and as soon as possible thereafter will deliver to the Insurance Trustee duplicate copies of the policies, certified by the insurer to be true and complete, with proof of the payment of the premiums thereon. At the same time, a duplicate copy of each such policy, so certified, shall be delivered to City and to any Qualified Mortgagee.

Section 8.07. Special Provisions. All such policies of insurance shall provide that the proceeds thereof shall be payable: (a) without regard to any fault or negligence of City, Tenant, or any sublessee, licensee, concessionaire or other occupant of the Leased Premises (“Released Parties”) which may have caused or contributed to such loss, and (b) without any rights of the insurance company of subrogation against any such party, and Tenant hereby releases each of the Released Parties from any such liability that is or could have been covered by the insurance required to be carried by Tenant. Further, such insurance policies shall waive all rights of the insurance carrier to become subrogated to the rights of the holder of any mortgage upon the Leased Premises or any interest therein to whom or for whose benefit any proceeds of any such insurance may be paid.

Section 8.08. Compliance with Insurance Requirements. Tenant shall not violate or permit to be violated any of the conditions or provisions of any of said insurance policies, and Tenant shall so perform and satisfy the requirements of the companies writing such policies that at all times companies of good standing and approved by City shall be willing to write and continue such insurance.

Section 8.09. Mortgage Terms. Any mortgage placed upon the Leased Premises or Tenant’s interest therein shall contain provisions appropriate to recognize and facilitate the provisions of this Article VIII as to the payment, application and use of insurance proceeds.

Section 8.10. Change of Insurance Trustee. Should the national bank designated as the Insurance Trustee decline to accept such Trust, or having accepted such trust, resign as such Insurance Trustee, Tenant and any Qualified Mortgagee shall agree upon and designate another national bank having its principal office in Evansville, Indiana as such Insurance Trustee, and lacking any such agreement and designation of an Insurance Trustee, the proceeds of any such insurance shall be paid to the City which shall hold such proceeds in trust for the uses and purposes as herein stated, and shall disburse the same in accordance with the requirements as set forth in Article X of this Lease.

Section 8.11. Rights Upon Termination. Upon the expiration of this Lease, the unearned premiums upon any insurance policies or certificates thereof lodged with City by Tenant shall be payable to Tenant only if Tenant shall not then be in default in keeping, observing or performing any of the terms of this Lease.

Section 8.12. Blanket Insurance Policies. Any insurance required to be provided by Tenant pursuant to this Lease may be provided by blanket property insurance or umbrella liability insurance covering the Leased Premises and other locations or operations of Tenant or affiliates of Tenant, provided that such blanket or umbrella insurance complies with all other requirements of this Lease and any Qualified Mortgagee with respect to the insurance involved and will not be limited in amount or otherwise impaired as a result of the payment of losses with respect to any other property. In such event, the required amounts of coverage set forth herein shall be net of claims filed, if any, or may be provided for by a minimum coverage endorsement or rider to such policy with respect to Tenant’s property and/or operations on the Leased Premises, and any such policy shall not contain any clause permitting the insured to become a co-insurer of any loss with the insurer by reason of failure to insure in a sufficient amount with respect to Tenant’s property or operations on the Leased Premises.

ARTICLE IX.

INDEMNITY AND LIABILITY INSURANCE

Section 9.01. General Indemnity. Tenant shall hold City harmless against any and all liability, loss, damage or expense, claims, suits or causes of action arising out of any event occurring during the Demised Term and any orders, decrees or judgments which may be entered therein, brought for damages or alleged damages resulting from any injury to person, damage to property, or from loss of life sustained in or about the Leased Premises and the buildings and improvements forming a part thereof, or in or upon die Ohio River or any of its tributaries or its or their shorelines (the “River”) in front of or appurtenant thereto, or in, on or about the Riverboat, by any person or persons whatever except in the case of any such cause of action arising out of the sole negligence of the City. It is the intention and agreement that City shall not be liable for any personal injuries or damage to Tenant or its Guarantor, or the trustees, partners, beneficiaries, shareholders, officers, agents or employees of Tenant or Guarantor, or any occupant of any part of the Leased Premises, or for any injury or damage to any goods, wares, merchandise, fixtures, equipment or property of Tenant or of any occupant of any part of said Leased Premises irrespective of how the same may be caused, whether from action of the elements or acts of negligence of the owners or occupants of any adjacent properties except in the case of any such cause of action arising out of the sole negligence of the City. Tenant shall and will indemnify and save harmless City of and from any and all liability, loss, damage or expense (including legal expenses and court costs), causes of action, suits, claims and judgments, (provided such action, suit or claim is not fully covered by insurance), arising from injury to persons or damage to property of any and every nature and for any matter or thing alleged to arise out of Tenant’s activity or lack thereof occurring in, on or about the Leased Premises or any part thereof or any building thereon, the River adjacent thereto or the Riverboat without regard to the nature or cause of such injury or damage except for any such cause of action, suit, claim or judgment arising out of the sole negligence of the City or its agents or employees. The obligations of this indemnity shall survive the expiration or termination of this Lease and shall continue in effect with respect to any event occurring during the Demised Term or any period of continued occupancy by Tenant thereafter.

Section 9.02. Liability Insurance. Tenant covenants to provide City with general public and liquor liability insurance policies in forms and companies approved by City in respect to the Leased Premises and the Riverboat and the Ancillary Site with limits of liability of not less than Twenty-Five Million Dollars ($25,000,000) for any persons injured or damage to property in any one occurrence, and to pay the premiums thereon. All such insurance shall name both City (including each constituent unit or agency thereof) and Tenant as parties insured thereunder. All such insurance shall provide that City will be given thirty (30) days’ advance written notice of any cancellation or reduction in coverage of insurance under such policy. A duplicate of such policy certified by the insurance company to be a true and complete copy thereof shall be delivered to and retained by City. Prior to the expiration of any policy of such insurance, Tenant shall pay the premium for renewal or replacement insurance. Not less than ten (10) days prior to the expiration of any policy of such insurance, Tenant shall provide to City a binder for renewal or replacement insurance and will deliver to City evidence of payment of the premiums prior to expiration. As soon as possible thereafter, Tenant will deliver the duplicate copy of such policy certified by the insurance company to City. Copies of all endorsements to any such policy issued after the date of such policy shall be delivered to City. If Tenant shall at any time fail or neglect to comply with its covenants herein contained relating to the procuring or keeping of any such insurance, then City may, at its option, procure such insurance and all costs or expenses incurred by City in procuring such insurance with interest thereon at the Default Rate shall be reimbursed to City by Tenant and shall be deemed to be additional rent.

Section 9.03. No Separate Insurance. Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required by this Lease to be furnished by, or which may reasonably be required to be furnished by, Tenant, unless City is included therein as an additional or a named insured, as appropriate to the type of policy, with any loss payable thereunder to be paid as in this Lease otherwise provided. Tenant shall immediately notify City of the taking out of any separate insurance and shall cause a duplicate copy of such insurance policy, certified by the issuing insurance company to be a true and complete copy thereof, to be delivered to City and, in the case of casualty insurance, to the Insurance Trustee.

Section 9.04. Other Hazards. Notwithstanding anything herein contained, Tenant shall provide City, at Tenant’s cost and expense, with such insurance and in such amounts as may from time to time be reasonably required by City as insurance against insurable hazards which from time to time are commonly insured against in the case of premises similarly situated.

Section 9.05. Adjustments in Amounts of Liability Insurance. If by reason of changed economic conditions or by reason of experience, City should determine the insurance amounts referred to in Section 9.02 hereof to be inadequate, Tenant shall increase the amounts of such insurance carried to the extent that City may reasonably require.

ARTICLE X.

REPAIR OF CASUALTY DAMAGE

Section 10.01. Tenant’s Responsibility. If any building or improvement at any time standing or erected upon the Leased Premises shall be destroyed or damaged during the Demised Term, in whole or in part, by fire or as a result directly or indirectly of war, or by act of God, or occurring by reason of any causes whatsoever, Tenant shall give prompt notice thereof to City, and Tenant, at Tenant’s own cost and expense, shall promptly repair, replace and rebuild the same, at least to the extent of the value, and as nearly as practicable to the character of the building or improvements, existing immediately prior to such occurrence. The provisions of Section 21.04 hereof shall be applicable to these obligations.

Section 10.02. Conditions of Restoration. Prior to commencement of the repair, replacement and rebuilding of the building or improvements damaged, Tenant shall submit to City plans and specifications for such restoration together with an estimate of the cost of such work prepared by a competent architect who will be in charge of such work in accordance with the terms of the Project Agreement and this Lease relating to construction and alteration. Before commencing any such work, said plans and specifications shall be filed with all state, municipal or other governmental departments or authorities having jurisdiction thereof, and all necessary permits for such work shall be obtained. Before commencing any such work, Tenant shall, at Tenant’s own cost and expense, deliver to City a general accident and public liability policy as more particularly described in Article IX hereof, but said policy shall recite and refer to such work. Tenant shall pay the increased premiums, if any, charged by the insurance companies carrying the insurance on said buildings to cover the additional risk during the course of such work.

Section 10.03. Disbursement of Insurance Proceeds. The Insurance Trustee shall permit the net proceeds of any insurance to be applied in the payment of the cost of such repairing or rebuilding as the same progresses, payments to be made against properly certified vouchers of a competent architect or qualified project engineer in charge of the work who has been approved by City (such approval shall not be unreasonably withheld), the Insurance Trustee to contribute out of such insurance proceeds to each payment to be made an amount in such proportion to such payment as the whole amount received by the Insurance Trustee shall bear to the total estimated cost of repairing or rebuilding; provided, however, that the Insurance Trustee shall withhold from each amount so to be paid by it ten per centum (10%) thereof until the work of repairing or rebuilding shall have been completed and proof furnished that no lien or liability has attached or will attach to the Leased Premises or to City in connection with such repairing or rebuilding. If the total estimated cost of the repairs or rebuilding shall exceed the amount of net proceeds of such insurance received by the Insurance Trustee, City shall be entitled to require that before such repairing or rebuilding be commenced it be secured by a surety bond or cash deposit at least equal to the amount of the excess of such estimated cost over the net insurance proceeds, or by other means approved by City, as security for the due completion within a reasonable time of such repairs and rebuilding and the payment of all costs and expenses incurred in connection therewith. In any event, the total cost of all such rebuilding, repair or restoration shall be borne by Tenant without any contribution thereto by City. If the insurance proceeds should exceed the cost of such repairs or rebuilding, the balance remaining after payment of the cost of such repairs or rebuilding shall be paid over and belong to Tenant. The Insurance Trustee may deduct from any insurance proceeds paid to it the amount of its charges for acting as such trustee and any reasonable expenses incurred by it in connection with such trust

Section 10.04. Extension. In the event the total estimated cost of the repairs or rebuilding shall exceed the amount of net proceeds of such insurance received by the Insurance Trustee, and/or Tenant is required to contribute to the cost of repairs and rebuilding, in an amount of more than the aggregate of any applicable deductible portion of the loss plus One Hundred Thousand Dollars ($100,000), and if this occurs at any time during either the second or third Extended Term of this Lease, then Tenant shall be entitled to, at its election, automatically extend the term of this Lease so that the Demised Term (including all extension options as if exercised) following the date of substantial completion of such repair and restoration shall be ten (10) years. The failure of Tenant to give notice of its election not to so extend the term of this Lease shall cause such option to be automatically exercised and this Lease shall continue in full force and effect for such ten (10) years from the date of substantial completion of the repair and restoration, for the Rentals, and upon all of the terms and provisions, applicable during the final Extended Term described in Section 2.03 of-this Lease.

Section 10.05. Prompt Performance of Work. All such work of repair or restoration shall be commenced within twenty (20) days after settlement shall have been made with the insurance companies, the insurance money shall have been turned over to the Insurance Trustee and the necessary permits as herein provided for shall have been obtained. All such work shall be completed within a reasonable time, due regard being had to the conditions prevailing. All such work shall be completed free and clear of all liens and encumbrances upon the title of City in and to the Leased Premises. If the work of repairing, replacing or rebuilding said damaged or destroyed improvements shall not have been commenced within the twenty (20) day period provided for herein, or if after commencement shall not be pursued with due diligence, such fact or facts shall be deemed an “Event of Default” as hereinafter defined. The “force majeure” provision of Section 21.04 shall apply to the foregoing time periods and requirements. In case any mortgage upon Tenant’s leasehold interest shall be in force at the time of any damage to or destruction of any improvements on the Leased Premises, then the holder of such mortgage is hereby authorized to repair the damaged improvements under the same terms and conditions as are applicable in the case of repair, restoration or replacement by Tenant. The mortgagee so repairing, restoring or replacing the damaged improvements shall, subject to compliance with all the conditions contained in this Article X, be subrogated to the rights of Tenant to the insurance proceeds payable as a result of the damage or destruction, and shall be entitled to have (and City and Tenant hereby authorize the Insurance Trustee to so pay) all said insurance proceeds paid out by the Insurance Trustee in the same manner in every respect as if the holder of the mortgage were Tenant under this Lease.

Section 10.06. Minor Damage. In the event of any minor damage to any buildings or improvements located on and forming a part of the Leased Premises, which damage is hereby defined as being any damage which can be wholly repaired for a cost not in excess of Two Hundred Fifty Thousand Dollars ($250,000), Tenant shall promptly repair such damage and restore the building or improvements thereby damaged to the condition existing immediately prior to such occurrence, and Tenant shall not be required to submit plans and specifications to City for approval under the terms of this Lease (but may be required to provide such plans to comply with applicable building codes and similar regulations), nor shall Tenant be required to furnish any cost estimates with respect to such work other than such as is necessary to establish that the cost of such repair and restoration is less than Two Hundred Fifty Thousand Dollars ($250,000).

Section 10.07. No Termination of Lease. This Lease shall not terminate or be affected in any manner by reason of the destruction or damage in whole or in part of any building or improvement located or erected upon the Leased Premises, or by reason of the untenantability of such building or improvement, in whole or in part, and the Rental reserved in this Lease as well as all other charges payable hereunder shall be paid by Tenant in accordance with the terms, covenants and conditions of this Lease, without abatement, diminution or reduction.

ARTICLE XI.

GENERAL MAINTENANCE AND REPAIRS

Section 11.01. Tenant’s Responsibility. During the Demised Term, Tenant will, at its cost and expense, maintain and keep the Leased Premises and all buildings and improvements erected or placed thereon in good condition, repair and order, both inside and outside, structural and non-structural, including the sidewalks and curbs thereon or adjoining or in front of the Leased Premises and all connections with the street, steam, water, electric, gas mains and sewers and the elevators, heating and air conditioning apparatus, blowers and machinery and such other fixtures used in connection with the operation of the buildings located upon and forming a part of the Leased Premises, including any and all replacements thereto made by

Tenant. This responsibility shall not extend to anything outside the Leased Premises except to the extent provided in the Project Agreement. Tenant shall indemnify and save City harmless from and against any and all costs, expenses, claims, losses, damages, fines or penalties, including reasonable legal fees, because of or due to Tenant’s failure to comply with the foregoing, and Tenant shall not call upon City for any disbursement or outlay of money whatsoever for any such repair and maintenance, and Tenant hereby expressly releases and discharges City of and from any liability or responsibility whatsoever in connection therewith. Tenant shall in no event permit the Leased Premises or any part thereof to become blighted during the Demised Term. The indemnity herein contained shall survive the expiration or termination of this Lease.

ARTICLE XII.

ALTERATIONS

Section 12.01. Rights of Tenant. Tenant shall have the right to make changes or alterations to the buildings initially constructed upon and forming a part of the Leased Premises, provided, however, that any such changes or alterations shall be made in all cases subject to the conditions therefore hereinafter set forth in this Article, which conditions Tenant agrees to observe and perform.

Section 12.02. Character of Change. No change or alteration shall at any time be made which shall impair the structural soundness or materially diminish the value of the building then located upon and forming a part of the Leased Premises. No change or alteration shall at any time be made which shall change the basic character or use of the buildings or improvements located upon the Leased Premises in a manner that would materially impair City’s anticipated income from Percentage Rent as provided in Section 4.01 of this Lease.

Section 12.03. Extent of Change or Alteration. No change or alteration shall be made involving an expenditure in excess of One Hundred Thousand Dollars ($100,000) without the prior written consent of City, and in the event of any change or alteration involving an expenditure in excess of One Hundred Thousand Dollars ($100,000), adequate provision for the payment of all costs of such change or alterations shall be made in a manner approved by City prior to commencement of work on such change or alteration. Such consent and approval shall in no event be unreasonably withheld.

Section 12.04. Compliance With Laws, Etc. No changes or alterations shall be undertaken until Tenant shall have procured and paid for all required state, municipal and other governmental permits and authorizations of the various state and municipal departments and governmental subdivisions having jurisdiction of such work. All work done in connection with any change or alteration shall be done in a good and workmanlike manner and substantially in compliance with the building and zoning laws, and with all other laws, ordinances, orders, rules, regulations and requirements of all federal, state and other governmental authorities and the appropriate departments, commissions, boards and officers thereof, and substantially in compliance with the orders, rules and regulations of the Indiana Inspection and Rating Bureau or any other body now or hereafter constituted exercising similar functions.

Section 12.05. Insurance Coverages. At all times when any change or alteration is in progress, there shall be maintained, at Tenant’s expense, insurance as required by law to be provided by either City or Tenant covering all persons employed in connection with the change or alteration, general liability insurance for the mutual benefit of City and Tenant expressly covering the additional hazards due to the change or alteration, and insurance as required in Articles VIII and IX hereof expressly covering any additional hazard or risk incurred due to the change or alteration.

Section 12.06. Ownership of Improvements. The improvements, equipment,. fixtures, and related materials constructed or placed upon the Land by Tenant shall be owned by Tenant during the Preliminary Term, Original Term, and any Extended Term. All such improvements constructed by Tenant upon the Leased Premises shall, upon termination or expiration of this Lease (other than due to City’s default pursuant to Section 1.04 hereof) shall become the property of City, without any further filing, recording or other action by the parties with respect thereto. Tenant shall execute a quitclaim deed in recordable form upon request of City, evidencing such automatic vesting of title in the improvements. Tenant shall at no time cause or permit the fee title to the improvements to be separated from its interest in the leasehold estate created by this Lease (and for this purpose such improvements shall be deemed a part of the leasehold estate) and no provision of this Lease shall be construed as permitting same. The provisions of this Lease permitting Tenant to mortgage its leasehold interest in the Leased Premises shall include the right to mortgage Tenant’s interest in the improvements constructed by Tenant upon the Leased Premises.

ARTICLE XIII.

ASSIGNMENT AND SUBLETTING

Section 13.01. Right to Assign and Sublet. Except as otherwise provided in Section 13.03 and 13.15, Tenant may not assign, mortgage or otherwise encumber this Lease and may not sublet the Leased Premises in whole for a part of the Demised Term or in part for the whole or part of the Demised Term without the prior written consent of City thereto, which consent shall be at the sole discretion of the City. Any such assignee, mortgagee, sublessee or any other party to whom Tenant shall have assigned any right or interest under this Lease or in and to the Leased Premises with the prior written consent of City shall take such right or interest subject to all of the terms and conditions of this Lease and subject to all rights of City hereunder. No rights to possession of the Leased Premises granted by Tenant with the prior written consent of the City under the terms of this Article of this Lease shall grant any right to possession or occupancy of any part of the Leased Premises beyond the end of the Demised Term.

Section 13.02. Notification to City. In the event of the mortgage of Tenant’s leasehold interest hereunder, Tenant shall notify City of such fact and shall provide City with the name and address of such mortgagee.

Section 13.03. Mortgages of Tenant’s Interest. Tenant shall have the right from time to time to mortgage its interest under this Lease by mortgage to any pension or welfare fund or foundation, or savings bank, bank, trust company or insurance company, or any other monetary or lending institution, authorized to make and/or hold leasehold mortgage loans in the State of Indiana (a “Qualified Mortgagee”), such mortgage being referred to herein as a “Qualified Mortgage”. No more than one Qualified Mortgage shall be in effect at any time. For the benefit of any Qualified Mortgagee who shall have become entitled to notice as hereinafter provided in this Article, City agrees, subject, nevertheless, to all the terms of this Lease, not to accept a voluntary surrender of this Lease at any time while such Qualified Mortgage shall remain a lien on said leasehold. No sale of the Leased Premises or any portion thereof to Tenant shall terminate this Lease by merger or otherwise so long as any leasehold mortgage held by a Qualified Mortgagee exists with respect to the portion of the Leased Premises so sold.

Section 13.04. Notices to Leasehold Mortgagees. No notice of Tenant’s default shall be deemed to have been given by City to Tenant unless and until a copy thereof shall have been so given to any Qualified Mortgagee of the character described in Section 13.03 who shall have notified City of its name, address and its interest in the Leased Premises prior to City’s issuance of such notice. Tenant irrevocably directs that City accept, and City agrees to accept, performance and compliance by any such Qualified Mortgagee of and with any of the terms of this Lease with the same force and effect as though kept, observed or performed by Tenant; but City shall not be obligated to accept such performance and compliance if, at any time, City shall not be furnished with evidence satisfactory to city of the interest in this Lease claimed by the party tendering such performance and compliance. Nothing contained herein shall be construed as imposing any obligation upon any such Qualified Mortgagee to so perform or comply on behalf of Tenant.

Section 13.05. Qualified Mortgagees’ Right to Cure. So long as a Qualified Mortgage shall remain unsatisfied, upon the default by Tenant in the performance of .any obligation of Tenant under this Lease not involving the payment of Rentals, Impositions, insurance premiums, or other amounts required to be paid by Tenant under this Lease (“Nonmonetary Default”), City will not: (a) terminate this Lease or Tenant’s right of possession of the Leased Premises; (b)exercise any right of reentry provided in the Lease or otherwise by law; (c) take possession of and /or relet the Leased Premises or any portion thereof; or (d) enforce any other right or remedy which may affect the rights of the Qualified Mortgagee, so long as the Qualified Mortgagee has promptly commence and is diligently prosecuting the cure of such Nonmonetary Default including, without limitation, by commencing judicial foreclosure or other proceedings to obtain possession of the Leased Premises if possession thereof is essential to cure such default to enable the Qualified Mortgagee to cure such default, and the Qualified Mortgagee upon obtaining possession diligently completes the cure thereof. The following events of default shall not, as between City and the transferee at foreclosure sale or assignment in lieu of foreclosure, and such transferee’s successors and assigns, constitute Events of Default by Tenant which must be cured before the transferee may succeed to the Tenant’s interest in this Lease or before a new lease may be entered as provided’ in Section 13.06 of this Lease, but shall be deemed automatically cured upon conveyance of such leasehold estate to such transferee or upon entering into a new lease as provided in Section 13.06 of this Lease:

(a) The insolvency of Tenant or the commencement by or against Tenant of any proceedings under any chapter of the Federal Bankruptcy Code;

(b) The attachment, execution or other judicial or statutory levy or seizure of the Leased Premises or any portion thereof or any of the Tenant’s rights or interests in this Lease, including the leasehold estate created hereby, or any improvements now or hereafter constructed upon, or affixed to, the Leased Premises;

(c) The appointment of a receiver to take possession of all or any portion of the Tenant’s estate; and

(d) Any composition of creditors of Tenant or any assignment by Tenant of all or any portion of Tenant’s assets for the benefit of creditors.

Section 13.06. Mortgagees’ Rights to New Lease. In case of the termination of this Lease by reason of the happening of any Event of Default, City shall give written notice thereof to any Qualified Mortgagee of the Tenant’s leasehold interest who shall have notified City of its name, address and interest in the Leased Premises prior to City’s issuance of such notice. If, within thirty (30) days after the mailing of such notice, such Qualified Mortgagee shall pay, or arrange to the satisfaction of City for the payment of, a sum of money equal to any and all Rental and other sums due and payable by Tenant hereunder as of the date of such termination, in addition to any and all expenses, costs and fees, including reasonable legal fees, incurred by City in terminating this Lease and in acquiring possession of the Leased Premises, together with a sum of money equal to the amount which, but for such termination, would have become due and payable under this Lease from such termination date up to and including a period of sixty (60) days beyond the date of the mailing of such notice together with interest on all of the foregoing at the Default Rate. City shall, upon the written request of such Qualified Mortgagee, made any time within the first thirty (30) days of such sixty (60) day period, mutually execute and deliver within the last thirty (30) days of such sixty (60) day period a new lease of the Leased Premises (the “New Lease”) to such Qualified Mortgagee, or to the nominee of such Qualified Mortgagee, for the remainder of the term of this Lease, with any fee mortgage and any other encumbrance created at any time by City, its successors and assigns being made subject to the right of the lessee under the New Lease (such new tenant, however, shall make no objection to City’s title with respect to judgments and tax liens, if a title company reasonably satisfactory to such new tenant will furnish leasehold insurance to such new tenant, at such tenant’s expense, that none of such judgments will be collected out of the Leased Premises and that the leasehold estate under the New Lease shall not be subject to foreclosure by the holder of any such prior fee mortgage or other encumbrances), provided that such Qualified Mortgagee shall have paid to City a sum of money equal to any and all Rental and other sums which, but for such termination, would have become due and payable under this Lease up to and including the date of the commencement of the term of the New Lease, together with all expenses, including City’s legal fees, incident to the preparation, printing, execution, delivery and recording of such New Lease together with interest thereon at the Default Rate. City shall utilize its best commercially reasonable efforts to obtain a nondisturbance agreement from any fee mortgagee with respect to the rights of the tenant under the New Lease so long as there is no uncured Event of Default under the New Lease. The New Lease shall contain the same clauses subject to which this demise is made, modified or enlarged to reflect any changes in any laws of ordinances, or any changes in the physical or title conditions thereof as the same may exist at the time of delivery of the New Lease, and shall be at the Rental and other charges and upon the terms and conditions herein contained, including such additional terms, covenants, agreements, provisions, conditions and limitations as City shall deem reasonably necessary to secure the timely discharge of all liabilities and the timely performance of all obligations of the next preceding tenant, which shall have accrued or originated prior to the execution and delivery of the New lease, and shall include the covenants in respect of remaining options to extend the term of this Lease. Notwithstanding the foregoing, City shall be obligated to accept such substitute performance by, and enter into a New Lease with, such leasehold mortgagee or its nominee only if such leasehold mortgagee or its nominee (a) holds, or within 120 days will hold, title to and lawful possession of the Riverboat and (b) holds, or within 120 days will hold, an Owner’s License to conduct gambling operations issued by the Indiana Gaming Commission.

Section 13.07. Qualified Mortgagee — Release. Tenant hereby waives and releases City from any claim, and shall hold it harmless from and against any loss, cost or expense (including attorneys’ fees), relating to acceptance by City of payment or performance of Tenant’s obligations from a Qualified Mortgagee, or the entering into a new lease between the City and a Qualified Mortgagee as provided in this Lease.

Section 13.08. Possession. Nothing herein contained shall be deemed to impose any obligation on the part of City to deliver physical possession of the Leased Premises to any leasehold mortgagee, or to its nominee.

Section 13.09. Insurance Proceeds. If a leasehold mortgagee, or its nominee, shall acquire a New Lease pursuant to this Article and if, upon such termination of this Lease, the Insurance Trustee shall be holding, or shall be entitled to receive, any amount pursuant to the provisions of this Lease, and Tenant, but for such termination, would have been entitled to receive all or any part thereof or to have all or any part thereof applied to any restoration or alteration, then, City agrees that the Insurance Trustee shall receive and continue to hold such amounts and apply the same or pay out the same to the new tenant, in the same manner and to the same extent as it would have been obliged to pay or apply the same to or for the benefit of Tenant if this Lease had not terminated. Otherwise all such insurance proceeds shall be deemed to be the property of City on such termination of this Lease and shall be paid over to City without delay.

Section 13.10. Survival of Provisions. The provisions of this Article shall survive any termination of this Lease.

Section 13.11. Rights on Termination. Upon the termination of the Demised Term, whether by expiration of time or otherwise, all rights of any assignees, sublessees, licensees, concessionaires, other occupants of the Leased Premises, and of any mortgagee of Tenant’s interest in the Leased Premises, shall thereupon cease and terminate except in the case of the execution of a New Lease to take effect as of the termination of this Lease pursuant to the provisions contained in this Article XIII.

Section 13.12. Limitation of Mortgagee Liability. Notwithstanding anything to the contrary provided in this Lease, no Qualified Mortgagee, whether or not in possession or as successor to Tenant’s leasehold estate, nor any officer, director, partner, agent, trustee, beneficiary or employee of any Qualified Mortgagee, shall have any personal liability with respect to any of the terms, covenants and conditions of this Lease, and City shall look solely to the assets of Tenant, including the interest and title of Tenant (or such successor in interest) in and to the leasehold estate of Tenant and the improvements thereon, for the satisfaction of each and every remedy of City in the event a Qualified Mortgagee forecloses upon, accepts a conveyance in lieu of foreclosure upon, or otherwise succeeds to, the interest of Tenant in this Lease and the Leased Premises.

Section 13.13. No Assumption, Surrender or Modification. The acceptance of execution and delivery of a leasehold mortgage by a Qualified Mortgagee shall not be deemed to constitute an absolute assignment or transfer of this Lease, nor shall the holder of any leasehold mortgage, as such, be deemed (prior to a foreclosure judgment or assignment of this lease in lieu thereof and the taking of possession) an assignee or transferee of this Lease, so as to require such holder to assume the performance of any of the terms, covenants or conditions on the part of Tenant be performed hereunder. So long as any indebtedness or any other obligations secured by a leasehold mortgage shall remain unsatisfied, City shall not without prior written consent of the Qualified Mortgagee accept any surrender of this Lease or the Leased Premises or consent to any amendment, modification or mutual termination of this Lease.

Section 13.14. Further Assurances. The parties acknowledge that this Lease is intended to be a mortgageable lease and that Tenant intends to grant a mortgage to a Qualified Mortgagee upon its interest in this Lease, the Leased Premises and the improvements thereon. City shall give fair and reasonable consideration to including in this Lease, by suitable amendment from time-to-time, any provision which any proposed Qualified Mortgagee reasonably requests for the purpose of implementing the mortgagee-protection provisions contained in this Article XIII and providing such Qualified Mortgagee reasonable protection of its mortgage lien in the event of a default by Tenant.

Section 13.15. Permitted Subleasing, Licensing and Concessions. Notwithstanding the provisions of Section 13.01 of this Lease, Tenant may enter into subleases, licenses and concessions for retail sales, dining or food sales, and other commercial uses incident to the primary purpose and use of the Leased Premises, having terms which do not equal or exceed three years, not exceeding 20,000 square feet, without the prior consent of City.

ARTICLE XIV.

EMINENT DOMAIN

Section 14.01. Total Taking. If during the Demised Term the whole or materially all of the Leased Premises shall be permanently taken by exercise by the right to condemnation or eminent domain, this Lease shall terminate and expire on the date of such taking and the Rental and all Impositions and other charges as provided herein shall be apportioned and paid to the date of such taking. For the purposes of this Article XIV, materially all of the Leased Premises shall have been deemed to have been taken only if that portion of the Leased Premises not so taken shall be insufficient for any economically feasible usage thereof by Tenant following restoration and rebuilding thereof, taking into account the cost of such restoration and rebuilding, the funds available to Tenant for such purpose, the remaining term of this Lease and the continuing obligations of Tenant under this Lease. The City shall not initiate any taking of the Leased Premises under an exercise of the power of eminent domain without offering to Tenant a qualified replacement property.

Section 14.02. Award for Total Taking. In the event of a taking in condemnation of title to the whole or materially all of the Leased Premises, all awards and other payments made as a result of such taking shall be paid to City, but applied as follows in the order and manner specified to the extent that monies available from such taking may permit:

(a) City shall receive an amount equal to the value of the land taken and any damages to the residue of the land considered as vacant and unimproved.

(b) The holder of any Qualified Mortgage upon Tenant’s leasehold interest in the Leased Premises shall receive the unpaid principal amount of such mortgage and all interest accrued and unpaid thereon.

(c) City shall receive one twenty-fifth (l/25th) of the balance of such award for each complete year of the Demised Term that shall have elapsed as of the date of such taking.

(d) Any remaining balance shall be paid to Tenant.

Nothing herein contained shall impair the right of Tenant or any of its sublessees, licensees, concessionaires or others to the full award, compensation or damages payable by reason of the taking of their personal property in any such condemnation proceeding or to any additional award for their moving expenses. The termination of this Lease by reason of the exercise of the power of eminent domain shall not prevent Tenant from prosecuting and receiving compensation for the interest it had in the Leased Premises immediately prior to the event of such taking as provided above.

Section 14.03. Partial Taking. If at any time during the Demised Term title to less than the whole or materially all of the Leased Premises shall be permanently taken in condemnation, this Lease shall continue in full force and effect and all of the award paid for such taking shall be paid to City, but said award shall be applied as follows in the order and manner specified to the extent that the monies available from the taking may permit:

(a) City shall receive the value of the land taken considered as vacant and unimproved, but such amount shall be held subject to the rights thereto of Tenant under Section 14.04.

(b) There shall be paid over to Tenant the cost of restoration of the remaining portion of the Leased Premises not so taken in substantially the same manner as provided in Article XI hereof dealing with the disbursement of insurance proceeds.

(c) Any balance remaining in said fund after the payment of the amounts due City and the payment of such costs of restoration shall be paid to Tenant after the restoration has been completed.

Section 14.04. Restoration after Condemnation. In the event of the permanent taking of less then the whole or materially all of the Leased Premises, Tenant shall restore the remainder of the Leased Premises so that the same can reasonably function as an economic and architecturally whole unit. In the event that the cost of such restoration should exceed the portion of the total amount paid by the condemning authority for such partial taking remaining after segregation of the value payable to City under Section 14.03 (a) above, Tenant shall pay the deficiency.

Section 14.05. Extension. In the event the proceeds of the award of condemnation are insufficient to pay the cost of restoration of the Leased Premises, and/or Tenant is required to contribute to such cost in an additional amount of more than Two Hundred Fifty Thousand Dollars ($250,000), and if this occurs at any time during the second Extended Term or third Extended Term of this Lease, then Tenant shall be entitled to, at its election, automatically extend the term of this Lease so that the-term (including all extension options as if exercised) following the date of substantial completion of such restoration shall be ten (10) years. The failure of Tenant to give notice of its election not to so extend the term of this Lease shall cause such option to be automatically exercised and this Lease shall continue in full force and effect for such ten (10) years from the date of substantial completion of the repair and restoration, for the Rentals, and upon all of the terms and provisions, applicable during the final Extended Term describe in Section 2.03 of this Lease.

Section 14.06. Effect of Partial Taking. If less than the whole or materially all of the Leased Premises shall be taken under an exercise of the power of eminent domain, this Lease shall continue in full force and effect as to the residue of the Leased Premises and all Rental reserved in this Lease, as well as all other charges payable hereunder, shall be paid by Tenant in accordance with the terms, covenants and conditions of tins Lease, without abatement, diminution or reduction.

ARTICLE XV.

COMPLIANCE WITH LAW

Section 15.01. Tenant’s Responsibility. During the Demised Term Tenant shall, at its own cost and expense, promptly observe and comply with all present and future laws, ordinances, requirements, orders, directions, rules and regulations of the federal, state and local governments and of all other authorities having jurisdiction over the Leased Premises and of all their respective departments, bureaus and officials, and of the Board of Insurance Underwriters or Insurance Inspection and Rating Bureau having jurisdiction, or any other body exercising similar function’s, all insurance companies writing policies of insurance covering the Leased Premises or any part thereof, and all such laws, requirements, orders, directions, rules and regulations of the Indiana Gaming Commission and any other governmental agency having any jurisdiction over riverboat gambling, whether the same are in force at the commencement date of the Original term or may in the future be passed, required, ordered, enacted or directed. The obligations hereby imposed upon Tenant for compliance with all such laws, ordinances, etc., shall extend not only to Tenant’s use and occupancy of the Leased Premises, but shall also extend to the condition of the Leased Premises and any and all buildings and improvements located hereon, he condition and operation of the Ancillary Site and all buildings and improvements thereon, and the condition and operation of the Riverboat and all gambling operations conducted thereon. If any such law, ordinance, requirement, order direction, rule or regulation should require or make advisable the performance of any act by City, Tenant shall perform each such act so required for and on behalf of City at the sole cost and expense of Tenant. If any such law, ordinance, requirement, order, direction, rule or regulation should require the provision of any type or form of insurance not otherwise required to be provided by Tenant under the terms of this Lease, Tenant shall procure and maintain any such insurance as so required or made advisable in full force and effect at the sole cost and expense of Tenant, whether such requirements shall be in form a requirement upon Tenant or upon City.

Section 15.02. Hazardous Material. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises or the Riverboat by Tenant, it agents, employees, contractors or invitees, without the prior written consent of City except to the extent that such Hazardous Material is necessary or useful to Tenant’s business. Any such necessary or useful Hazardous Material shall be used, kept, stored and disposed of in a manna that complies in all material respects with all laws, ordinances and regulations regulating any sueh, Hazardous Material so brought upon or used or kept in or about the Leased Premises or the Riverboat. If Tenant breaches the obligations stated in the preceding sentence or if the presence of Hazardous Material on the Leased Premises or the Riverboat, or the release or discharge of Hazardous Material from the Leased Premises or the Riverboat, results in an Environmental Condition with respect to the Leased Premises or the River, any air, soil or groundwater near or surrounding the Leased Premises, then Tenant shall and does hereby indemnify, defend and hold City harmless from any and all remediation costs, monitoring costs, sampling costs, evaluation costs, court costs, professional fees, legal fees, experts’ costs, consultants’ fees, claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Leased Premises, damages for the loss or restriction on use of the Leased Premises, damages arising from any adverse impact on marketing of other space in the adjacent and nearby development, and sums paid in settlement of claims) which arise during or after the Demised Term as a result of such Environmental Condition (as hereinafter defined) except as to any Environmental Condition caused by an act or omission of City. This indemnification of City by Tenant includes, without limitation, costs incurred by City in connection with any investigation of site conditions or any clean-up, monitoring, remediation, removal or restoration work performed by any individual or entity, regardless of whether such investigation or work is required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises or surrounding the Leased Premises or the River, and shall survive the termination or expiration of the Term of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material on the Leased Premises or the Riverboat caused or permitted by Tenant results in any Environmental Condition of the Leased Premises or in or surrounding the Leased Premises or the River, Tenant shall promptly take all actions at its sole expense as are necessary to return the Leased Premises or such other property to the condition existing prior to the Environmental Condition and prior to the introduction of any such Hazardous Material; provided that City’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises, the surrounding area or the River. As used herein, the term “Hazardous Material” means any pollutant, contaminant, hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Indiana or the United Stales Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (a) petroleum, (b) asbestos, (c) radioactive material or waste, (d) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (e) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or pursuant to IC 13-7-1-12, or determined to be a “hazardous waste” under IC 13-7-8.5-3(b), (f) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), or pursuant to IC 13-7-8.7-1, (g) regulated under the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) or defined as a “PCB” pursuant to IC 13-7-16.5-1, (h) defined as a “contaminant” pursuant to IC 13-7-1-7, or (i) any other substance or material similarly classified by any other federal, state or local statute or ordinance or by any rule or regulation promulgated or adopted pursuant thereto, whether now existing or hereinafter enacted. The term “Environmental Condition” shall mean the existence or presence of Hazardous Material at or passage through the Leased Premises and any contemporaneous or subsequent spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or releasing of such Hazardous Material at or from the Leased Premises into the soil, ground, water, groundwater or air in a form or quantity that would require monitoring or remediation by any applicable Federal, State or local law, ordinance or regulation, by any party holding any interest in the Leased Premises. Tenant shall dispose of all sanitary and solid waste in a manner that complies with all such statutes, ordinances, rules and regulations.

Section 15.03. Contests. Tenant, after notice to City, by appropriate proceedings conducted promptly at Tenant’s own expense and in Tenant’s name, may contest in good faith the validity or enforcement of any such law, ordinance, requirement, order, direction, rule or regulation and may defer compliance therewith during the pendency of such contest so long as (a) such deferment shall not constitute an offense on the part of City; (b) Tenant shall prosecute such contest to a final determination by a court, department or governmental body having jurisdiction; and (c) Tenant shall furnish City with such security by bond or otherwise as City may approve in connection such contest.

ARTICLE XVI.

DEFAULTS AND REMEDIES

Section 16.01. Events of Default. Subject to the provisions of Section 21.04, if any one or more of the following events, herein sometimes called “Events of Default”, shall happen:

(a) If default shall be made in the due and punctual payment of any Rental, Imposition, utility charges, insurance premiums, additional rent or other items payable by Tenant under this Lease, or in the payment of any part thereof, when and as the same shall become due and payable, and such default shall continue for a period of thirty (30) days after notice from City to Tenant specifying the item or items in default; or

(b) If Tenant should default in the performance of any obligation or undertaking as contained in the Project Agreement for more than any notice and cure period provided in the Project Agreement, and in any event for at least ten (10) days after notice; or

(c) If Tenant’s Owner’s License issued by the Indiana Gaming Commission should be revoked or be suspended for more than sixty (60) days because of some act or failure to act by Tenant; or

(d) If Tenant should cease, for any reason other than a temporary suspension of its Owner’s License, to conduct riverboat gaming operations from the Riverboat to be docked at the Leased Premises for ten (10) consecutive days or longer; or

(e) If default shall be made by Tenant in the performance or compliance with any of the agreements, terms, covenants or conditions in this Lease provided, other than those referred to in subparagraphs (a), (b), (c) or (d) of this Section, for a period sixty 60 days after notice from City to Tenant specifying the item or items in default, or in the case of a curable default which cannot be cured with due diligence within such sixty (60) day period, Tenant fails to commence promptly to cure the same and thereafter to prosecute to satisfactory completion the curing of such default with due diligence (it being intended in connection with a default that can be cured but is not susceptible of being cured with due diligence within said sixty [60] day period, the time within which Tenant must cure the same shall be extended for such period as may be necessary to complete the same with all due diligence); then and in any such event, City, at any time thereafter, may give written notice to Tenant specifying such Event of Default or Events of Default and stating that this Lease and the Demised Term shall expire and terminate on the date specified in such notice, which date shall be at least fifteen (15) days after the giving of such notice, and, subject to the provisions of Sections 13.03 through 13.09 and Section 16.02 of this Lease, upon the date specified in such notice, this Lease and the Demised Term and all rights of Tenant under this Lease, including any extension options whether or not exercised, and all rights of all persons claiming by, through or under Tenant, shall expire and terminate (except as otherwise provided in this Lease with respect to a Qualified Mortgagee or the Guarantor) unless such Event of Default shall have been cured and be no longer in default as of the date specified in such notice.

Section 16.02. Cessation of Operation. If Tenant should not continuously conduct its riverboat gambling operations on the Riverboat at any time during the Demised Term, whether such cessation is temporary or permanent, voluntary or involuntary, it is agreed that it would be difficult to project the precise loss to be suffered by City because of such cessation of operations. Therefore, City and Tenant have agreed that a fair and equitable advance estimate of the damages City would experience and suffer because of such Event of Default by Tenant would be in the amount of Twenty-five Thousand Dollars ($25,000) per day during any such period of non-operation until the natural expiration date of the Demised Term or until City obtains a replacement tenant that conducts gaming operations from the Leased Premises upon terms and conditions no less favorable to City than those set forth in this Lease. City shall exert commercially reasonable efforts to procure such a replacement tenant. In the event of the cessation of the riverboat gambling operations, City shall be entitled to collect such amounts from Tenant as liquidated damages notwithstanding the fact that the cessation of such operations may result from termination of this Lease by City because of an Event of Default by Tenant. If the cessation of operations is a result of an occurrence constituting a Force Majeure event as defined in Section 21.04, Tenant shall not be required to pay the foregoing daily liquidated damages, but Tenant shall continue to pay the Guaranteed Minimum Rental until the expiration of the Demised Term or until a replacement tenant commences the payment of rent.

Section 16.03. Rights on Termination. Upon any such expiration or termination of this Lease, Tenant shall quit and peacefully surrender the Leased Premises to City, and City, upon or at any such expiration or termination, may, without further notice, enter upon and re-enter the Leased Premises and possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Leased Premises and may have, hold and enjoy the Leased Premises and the right to receive all rental income of and from the same free of any claims thereto by any person, firm or corporation claiming by, through and under Tenant except as an offset to the liquidated damages pursuant to Section 16.02 hereof. The rights of City to the liquidated damages agreed upon in Section 16.02 shall survive a termination of this Lease resulting from an Event of Default.

Section 16.04. Waiver of Notice. Tenant hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute and, except as is herein otherwise provided, Tenant, for and on behalf of itself and all persons claiming through or under Tenant (including any leasehold mortgagee or other creditor), also waives any and all right of redemption or re-entry or repossession in case Tenant shall be dispossessed by a judgment or warrant of any court or judge or in case of re-entry or repossession by City or in case of any expiration or termination of this Lease. The terms “enter,” “re-enter,” “entry” or “re-entry” as used in this Lease are not restricted to their technical legal meanings.

Section 16.05. Right to Enjoin. In the event of any breach or threatened breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, City shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law, in equity, or by statute or otherwise as though no specific remedies were provided for in this Lease.

Section 16.06. Non-Waiver. No failure of City to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial Rental or partial performance of any other obligation of Tenant during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant or condition. No agreement, term, covenant or condition hereof to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by City. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

ARTICLE XVII.

CHARACTER OF LEASE

Section 17.01. Net Lease. This Lease shall be deemed and construed to be a “Net Lease” and Tenant shall pay to City, absolutely net throughout the term of this Lease, the Rental, free of any charges, assessments, Impositions, expenses or deductions of any kind and without abatement, deduction or setoff, and under no circumstances or conditions, whether now existing or hereafter arising, or whether within or beyond the present contemplation of the parties, shall City be expected or required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder, except as herein otherwise expressly set forth; and Tenant agrees that, except as herein otherwise expressly provided, Tenant shall pay all costs, charges and expenses of every king and nature whatsoever against or in connection with the Leased Premises and Improvements thereon which may arise or become due during the term of this Lease, and which, except for the execution and delivery hereof, would or could have been payable by City. All indemnities of Tenant under any portion of this Lease, and any undertaking of Tenant under this Lease that is to be performed after expiration or termination of the Demised Premises, shall survive expiration or termination of the Demised Term and shall continue in full force and effect until fully performed and satisfied.

ARTICLE XVII.

NOTICES

Section 18.01. Manner of Giving. Whenever under this Lease a provision is made for notice of any kind, such notice shall be in writing, and it shall be deemed sufficient service thereof if such notice is given to City and sent by Registered or Certified Mail, postage prepaid, or by a recognized, receipted courier delivery service to:

Office of the City Controller of the
City of Evansville, Indiana
300 Civic Center Complex
One N.W. Martin Luther King, Jr. Boulevard
Evansville, IN 47708

With a copy to:	Corporation Counsel of the
City of Evansville, Indiana
300 Civic Center Complex
One N.W. Martin Luther King, Jr. Boulevard
Evansville, IN 47708

; and if to Tenant:	Aztar Indiana Gaming Corporation
Vice President Administration
2390 E. Camelback Road
Phoenix, AZ 85016

With a copy to:	Stephan E. Weitzel, Esq.
Ziemer, Stayman, Weitzel & Shoulders
1507 Old National Bank Building
Evansville, IN 47706

Either party may change such address for notice by notice given to the other party in the aforesaid manner.

Section. 18.02. Time of Giving. Each notice given in the manner prescribed in Section 17.01 shall be deemed given on the date of its receipt by the party being notified. If any party should refuse to accept delivery of any such notice, such notice shall be deemed to have been given on the date delivery thereof was tendered to addressee.

ARTICLE XIX.

SURRENDER OF POSSESSION

Section 19.01. Surrender in Good Condition. At the expiration of the tenancy created hereunder, whether by lapse of time or otherwise, except as otherwise herein expressly provided, Tenant shall surrender the Leased Premises to City in good condition and repair, reasonable wear and tear only being excepted. Tenant agrees to pay all costs incurred by the City for infrastructure changes to the Leased Premises needed upon the surrender of possession to the City to make the Leased Premises suitable for normal and customary commercial riverfront development. If so directed by City, Tenant shall cause the buildings and other improvements placed on the Leased Premises (or such part thereof as City may direct) to be removed from the Leased Premises and the foundations and other evidence thereof removed.

Section 19.02. Holding Over. In the event Tenant remains in possession of the Leased Premises with the consent of City after the expiration of the tenancy created hereunder, and without the execution of a new lease or an extension of this Lease, it shall be deemed to be occupying the Leased Premises as a tenant from month to month at the same Rental as scheduled to be paid during the next Extended Term had the option therefor been exercised, or as was being paid immediately prior thereto if the holding over occurs after completion of the final Extended Term, and subject to all of the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month to month tenancy. Such month to month tenancy may be terminated by either party as of the end of any month by the giving of notice of such termination to the other party prior to the beginning of such month at the end of which the tenancy is to terminate. No notice need be given by City to Tenant for termination of the tenancy as of the end of the Demised Term, but such notice to terminate need be given only in the event of the continuation of the possession of Tenant after the end of the Demised Term with express consent of City.

ARTICLE XX.

CERTIFICATES BY CITY AND TENANT

Section 20.01. Tenant’s Certificates. Tenant agrees at any time and from time to time upon not less than ten (10) days’ prior written notice by City to execute, acknowledge and deliver to City a statement in writing setting forth the Rental payable during the balance of the

Original Term of the Lease and during each Extended Term and certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), and the dates to which the Rental has been paid, and stating (to the best knowledge of Tenant) whether or not as to both City and Tenant, either is in default in keeping, observing or performing any of the terms contained in this Lease and, if in default, specifying each such default, and also a statement specifying which options for Extended Terms have been exercised, if any. It is intended that any such statement delivered pursuant to this Section 20.01 may be relied upon by City or any prospective purchaser of the fee or any fee mortgagee or any assignee of any fee mortgagee, but reliance on such certificate may not extend to any default of City as to which Tenant shall have no actual knowledge.

Section 20.02. City Certificates. City agrees at any time and from time to time upon not less than twenty (20) days’ prior written notice by Tenant or by any Qualified Mortgagee to execute, acknowledge and deliver to Tenant or to any Qualified Mortgagee a statement in writing setting forth the Rental payable during the balance of the Original Term and during each Extended Term and certifying that this Lease is unmodified and in full force and effect (or if there shall have been modifications that the Lease is in full force and effect as modified and stating the modifications) and the dates to which the Rental has been paid, and stating whether or not to the best knowledge of City, Tenant is in default in keeping, observing or performing any of the terms contained in this Lease and, if Tenant shall be in default, specifying each such default of which City may have knowledge, and also a statement specifying which options for Extended Terms have been exercised, if any. It is intended that any such statement delivered pursuant to this Section 20.02 may be relied upon by any prospective Qualified Mortgagee or any assignee of any such mortgagee, but reliance on such certificate may not extend to any default of Tenant as to which City shall have had no actual knowledge.

ARTICLE XXI.

MISCELLANEOUS PROVISIONS

Section 21.01. Remedies Cumulative — Non-Waiver. The various rights and remedies herein contained and reserved to each of the parties shall not be considered exclusive of any other right or remedy of such party but shall be construed as cumulative and shall be in addition to every other remedy now or hereafter existing at law, in equity, by statute, or by any other portion of this Lease, and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises. No delay or omission to exercise any right or power by either party shall impair any such right or power, or be construed as a waiver of any default or as acquiescence therein. One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of a subsequent or continuing breach of the same covenant, term or condition. The acceptance by City of partial performance of the obligations of Tenant, even after the commencement of any action based upon the nonperformance of the obligations so partially performed, shall serve to waive such performance or extend the time therefor; and the acceptance of such partial performance shall in no way bar, abate or affect any action at law or in equity theretofore or thereafter commenced by City as a result of such non-performance. All liabilities and obligations of Tenant hereunder shall be performed or paid without relief from valuation or appraisement laws.

Section 21.02. Governing Law. The laws of the State of Indiana shall govern the validity, performance and enforcement of this Lease.

Section 21.03. Time of the Essence. Wherever in this Lease an act is to be performed within a specified amount of time, time shall be deemed to be of the essence, subject, however, to the provisions of Section 21.04 hereof.

Section 21.04. Force Majeure. The term “Force Majeure” as used herein shall mean any and all causes beyond the control and without the fault or negligence of the party failing to perform which could not reasonably have been avoided or prevented, including but not limited to, acts of God, adverse weather, casualties, the presence of material environmental contamination requiring approval of governmental authorities of a remediation plan, acts of the public enemy, insurrections, riots, labor disputes, boycotts, labor and material shortages, fires, explosions, floods, breakdowns of or damage to equipment or facilities, interruptions to transportation, embargoes, acts of military authorities, acts of government, and acts of civil authorities (including courts and administrative agencies having competent jurisdiction) concerning the Project, the illegality of the Gambling Law coupled with a stay of action, or the illegality of riverboat gaming operations coupled with a stay of action, or other causes of a similar nature, to the extent such cause prevents the development, construction or operation of the Project, the Riverboat or a riverboat gaming operation. However, the failure to obtain debt financing or equity investment by Tenant shall in no case or for any reason constitute Force Majeure. If, because of a verifiable condition of Force Majeure, either party hereto is unable to carry out any of its obligations under this Agreement (other than the obligation of a party to pay money due and owing at the time of the Force Majeure event) and if such party shall promptly give to the other party written notice of such Force Majeure, then the obligation of the party giving such notice shall be suspended to the extent necessary by such Force Majeure and during its continuance; provided, however, that the party giving such notice shall use its best commercially reasonable efforts to eliminate such Force Majeure event insofar as possible with a minimum of delay. During a period in which a condition of Force Majeure is invoked by Tenant, the period for the Tenant’s performance of any obligation hereunder (other than the obligation to pay money due and owing at the time of the Force Majeure event) shall be extended to the extent of the duration of the continuance of the Force Majeure event. If the condition of Force Majeure shall continue unabated for a period of more than six (6) months, either party may terminate this Lease upon thirty (30) days’ notice to the other. In the event City exercises such right of termination, this Lease shall end, and Tenant’s obligation to pay Rental shall cease. In the event Tenant exercises such right of termination, Tenant shall continue to be liable for the payment of the Guaranteed Minimum Rental until the original expiration date of its gaming license in effect at the commencement of the Force Majeure period or until a replacement tenant as described in Section 16.02 commences the payment of rent.

Section 21.05. Severability. If any term or provision of this Lease or its application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 21.06. Comments and Approvals. Whenever in this Lease City’s approval or consent is required, such approval or consent shall be required to be in writing. It is distinctly understood and agreed that the granting of any approval or consent by City to Tenant to perform any act of Tenant requiring City’s approval or consent under the terms of this Lease, or the failure on the part of City to object to any such action taken by Tenant without City’s approval or consent, shall not be deemed a waiver by City of its rights to require such approval or consent for any further similar act by Tenant, and Tenant hereby expressly covenants and warrants that as to all matters requiring City’s approval or consent under the terms of this Lease, Tenant shall secure such approval or consent for each and every happening of the event requiring such approval or consent, and shall not claim any waiver on the part of City of the requirement to secure such approval or consent. Notwithstanding anything to the contrary contained in this Lease, if any provision of this Lease expressly or impliedly obligates City not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance will be Tenant’s sole right and remedy in any dispute as to whether City has breached such obligation.

Section 21.07. Captions. The parties mutually agree that the headings and captions of the various Articles and Sections contained in this Lease are inserted for convenience of reference only, and are not intended to define, limit or construe the contents of the Articles or Sections to which they refer.

Section 21.08. Interpretation. As used herein the word “including” shall mean “including but not limited to”, and the phrase “shall include” or any other phrase of the same or similar import shall mean “shall include, but not be limited to”. All schedules or exhibits to this Lease are hereby incorporated herein and form a part hereof. Whenever Tenant is obligated to pay or reimburse City for any attorneys’ fees, those fees shall include the reasonable allocated cost for services of attorneys on the staff and payroll of the City.

Section 21.09. Guaranty. This Lease shall not be binding upon City or grant any rights to Tenant until the Guaranty attached hereto and forming a part hereof has been executed by Guarantor.

Section 21.10. Written Integration. All negotiations, considerations, representations and understanding between the parties hereto are incorporated herein, and this Lease may be modified or altered only by agreement in writing signed by the party to be bound. In the event of any inconsistencies between this Lease and the Project Agreement, this Lease shall be the controlling document.

Section 21.11 Agreement Binding on Successors. The covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit not only of the parties hereto, but their respective successors and assigns, except to the extent specifically herein provided otherwise. No consent to any assignment or sublease by Tenant is to be implied as a result of Section 21.11. This Lease, or a mutually acceptable memorandum hereof, shall be recorded in the Vanderburgh County Recorder’s Office.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed in their respective names in several counterparts, each of which shall be deemed an original instrument, as of the day and year hereinabove first written.

AZTAR INDIANA GAMING CORPORATION

By	/s/ [ILLEGIBLE]
Its	Vice President

REDEVELOPMENT COMMISSION
of the City of Evansville, Indiana

By	/s/ [ILLEGIBLE]
Vice-President

ATTEST:

/s/ [ILLEGIBLE]
Secretary

This instrument was prepared by John A. Grayson, Ice Miller Donadio & Ryan, One American Square, Box 82001, Indianapolis, Indiana 46282-0002; telephone (317) 236-2100.

38A

State of Indiana	}
} SS:
County of Vanderburgh	}

BEFORE ME, a Notary Public, personally appeared the within named Alphonza “Pete” Watkins and Remig Fehn, as Vice-President and Secretary, respectively, of the Redevelopment Commission of the City of Evansville, and acknowledged the execution of the above and foregoing Lease as a voluntary act and deed.

WITNESS my hand and Notary Seal this 4th day of April, 1995.

/s/ Mary C. Arnold
Mary C. Arnold, Notary Public

My Commission Expires: February 19, 1999	A resident of Vanderburgh County, Indiana

State of Arizona	}
} SS:
County of Maricopa	}

BEFORE ME, a Notary Public, personally appeared the within named Robert M. Haddock, acting in his capacity as Vice President of Aztar Indiana Gaming Corporation, and acknowledged the execution of the above and foregoing Lease as a voluntary act and deed.

WITNESS my hand and Notary Seal this 2nd day of May, 1995.

/s/ Monika S. Hald
Notary Signature

Monika S. Hald
Printed Name of Notary

My Commission Expires: 8/30/1998	A resident of Maricopa County,

State of Arizona

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